SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”), is made and entered into by and between Maidenform, Inc. (“Employer”), Maidenform Brands, Inc. (“Parent” and collectively with Employer, the “Company”) and Steven N. Masket (“Masket”).

1.           Retirement.  Masket hereby notifies the Company that he is resigning from his employment with the Company due to his retirement effective March 6, 2009 (the “Retirement Date”).  Effective on the Retirement Date, Masket hereby resigns as an officer of the Company and any of its subsidiaries and affiliates (collectively, the “Company Group”) and from any such positions held with any other entities at the direction of, or as a result of his affiliation with, the Company or any other member of the Company Group.  Masket agrees to promptly execute and deliver such other documents as the Company shall reasonably request to evidence such resignations.  In addition, Masket hereby agrees and acknowledges that the Retirement Date shall be the date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any other member of the Company Group.

2.           Transition Period.  During the period prior to the Retirement Date (the “Transition Period“), Masket agrees that he shall assist the Company in transitioning his duties to other Company employees and that he shall continue to perform duties for the Company as requested by Chief Executive Officer of the Parent (the “CEO”) that are consistent with the duties he has previously performed for the Company.  During the Transition Period, Masket shall continue to receive his Base Salary (as defined in the Employment Agreement between Masket, Employer and Parent dated as of December 18, 2008 (the “Employment Agreement”) in accordance with the Employer’s normal payroll practices and shall remain eligible to participate in the employee benefit programs and arrangements maintained by the Employer subject to their terms and conditions.  During the Transition Period, Masket shall be entitled to one (1) week of paid vacation to be taken during the week of February 16, 2009, without the consent of the CEO, and up to an additional two (2) weeks of paid vacation with the consent of the CEO.  On the Retirement Date, Masket shall be entitled to receive (i) payment of any accrued but unpaid Base Salary through the Retirement Date in accordance with the Employer’s normal payroll practices, (ii) payment for any unused vacation as set forth in this paragraph as of Retirement Date paid within fifteen (15) days following the Retirement Date and (iii) such vested benefits or rights which he may have accrued through the Retirement Date under any benefit plan of the Employer (other than any severance pay plan maintained by the Employer) paid or provided in accordance with the terms and conditions of the applicable plan.

3.           Separation Benefits.  In consideration for Masket executing and not revoking this Agreement, the Employer hereby agrees to pay and provide to Masket the following payments and benefits (collectively, the “Separation Benefits”):

a.           payment of an amount equal to $372,395, which amount shall be subject to tax and other required withholdings and shall be paid in equal periodic installments over a period of twelve (12) months from the Retirement Date in accordance with the Em-

ployer’s normal payroll policies as if Masket continued to be an employee of the Employer (but off payroll); and

b.           subject to Masket’s or his dependents’ timely election of COBRA continuation under the Employer’s group health and dental plans, for a period ending on the earlier of twelve (12) months following the Retirement Date or Masket’s becoming eligible for medical and dental benefits from a subsequent employer, the Employer shall pay to Masket on the first Employer payroll date in each month following the Retirement Date an amount equal to 100% of the monthly premium for such COBRA coverage for the applicable month.  The foregoing payments shall each be a bonus to Masket subject to tax and other required withholdings and each such payment shall include a gross-up payment in an amount equal to all such applicable taxes at Masket’s maximum marginal rates.

In addition, subject to Masket’s execution, delivery and non-revocation of an additional release, effective as of the Retirement Date, in favor of the Company Group and its affiliates, in substantially in the form of Sections 4 through 17 hereof, the Employer hereby agrees to (i) provide to Masket with executive outplacement services up to a maximum of $10,000, any such amount to be paid directly by the Employer; provided that (i) subject to (ii), such benefit shall be provided for a period of not less than three (3) months commencing on the Retirement Date and (ii) such benefit shall in any event cease on the earlier of the date Masket obtains subsequent employment and September 6, 2009; and (ii) extend the COBRA continuation coverage pursuant to paragraph (b) above for an additional six (6) months, subject to the conditions, qualifications and limitations contained in paragraph (b).

Masket is not required to seek other employment following the Retirement Date and there shall be no offset against any amounts due Masket under this Agreement on account of any remuneration attributable to any subsequent employment that Masket may obtain.

Any equity incentives granted to Masket prior to the Retirement Date shall vest, be exercisable or be forfeited in accordance with the terms and conditions set forth in the applicable award agreement regarding Masket’s retirement from the Company.  The Company acknowledges and agrees that for purposes of the 2005 Stock Incentive Plan, the Committee (as defined in such plan) has approved Masket’s treatment as “Retired” under the terms of such plan.

4.           Masket acknowledges and agrees that he had the opportunity to review and consider this Agreement, including the Separation Benefits, for a period of at least twenty-one (21) days.  Masket also acknowledges and agrees that he has had the opportunity during such period to discuss this Agreement and the Separation Benefits fully with whomsoever he wished, and was advised that he could consult an attorney of his own choice and had a reasonable opportunity to do so and that he has freely and voluntarily elected to take advantage of the Separation Benefits.

5.           In consideration for the Separation Benefits, the sufficiency of which Masket hereby acknowledges, and, other than claims for accrued, vested benefits under any employee benefit plan of the Company (including vested stock options) or for any of his rights pursuant to Section 19 of the Employment Agreement, and except as provided in paragraph 7, Masket fully and finally waives, discharges, and releases the Company and the other members of the

Company Group and its and their current, former and future subsidiaries, divisions, related entities, employee benefit plans and funds, and its and their respective current, former and future directors, officers, shareholders, employees, attorneys, and agents (whether acting as agents for the Company or any other member of the Company Group or in their individual capacities) (herein collectively referred to as the “Released Parties”), from any and all claims of whatsoever nature, known and unknown, whether in law or in equity, which he or anyone acting through him, his estate or on his behalf ever had, now have or may have against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date he signs this Agreement, provided, however, that the foregoing shall not be deemed to waive any indemnification rights Masket may have pursuant to applicable law, the Certificates of Incorporation or Bylaws of the Company or under any Directors and Officers Liability Insurance Policy.

6.           Without limiting the generality of the foregoing paragraph, but subject to the limitations set forth in paragraph 6 hereof and except as provided in paragraph 7, this Agreement is intended to and shall release the Released Parties from any and all claims arising out of or in connection with Masket’s employment with the Company and with the termination or decision to terminate said employment, including but not limited to (i) any claim under the Age Discrimination in Employment Act (including the Older Worker Benefit Protection Act), as amended, Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1866, or any other Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit pension plan of the Company in accordance with the terms and conditions of such plan and applicable law), and the Family and Medical Leave Act; (ii) any other claim (whether based on federal, state, or local law, statutory or decisional including, but not limited to the New York State Human Rights Law, the New York City Administrative Code, New Jersey Civil Rights Act or the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the Millville Dallas Airmotive Plant Job Loss Notification Act, as amended) relating to or arising out of Masket’s employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iii) any claim for attorneys’ fees, costs, disbursements and/or the like.

7.           Rights and Claims Preserved.  Nothing in this Agreement shall prevent Masket from filing a charge with the United States Equal Employment Opportunity Commission (“EEOC”) or from cooperating with the EEOC; however, Masket hereby acknowledges and agrees that he shall not accept, and shall not be entitled to retain, any compensation or other relief recovered by the EEOC on his behalf as a result of such charge with respect to any matter covered by this Agreement.  Nothing in this Agreement shall prevent Masket from filing a lawsuit challenging the validity of his waiver of federal age discrimination claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

8.           OWBPA.  The release in paragraph 6 of this Agreement includes a waiver of claims against the Company under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”).  Therefore, pursuant to the requirements of the ADEA and the OWBPA, Masket specifically acknowledge the following:

(a)           that he has been advised to consult with an attorney of my choosing concerning the legal significance of this Agreement;

(b)           that this Agreement is written in a manner that he understands;

(c)           that the Separation Benefits are adequate and sufficient for his entering into this Agreement and consists of benefits to which he is not otherwise entitled;

(d)           that he has been afforded twenty-one (21) days to consider this Agreement before signing it (although he may sign it at any time prior to those 21 days) and that any changes to this Agreement subsequently agreed upon by the parties, whether material or immaterial, do not restart this period for consideration; and

(e)           that he has been advised that during the seven (7) day period after he signs the Agreement, he may revoke his acceptance of this Agreement by delivering written notice to the Company, 485 F U.S. Highway 1, Iselin NJ 08830 attention: Gayle I. Weibley, Senior Vice President, Human Resources, and that this Agreement shall not become effective or enforceable until after the revocation period has expired.

9.           In order to induce the Employer to extend the Separation Benefits to him, Masket hereby represent and warrant to the Company as follows:

                 (i)no other promise, inducement, threat, agreement or understanding of any kind or description whatsoever has been made with or to him by any person or entity whomsoever to cause him to execute this Agreement;

                 (ii)he has not incurred any injury or disability precluding regular employment as a result of his employment at the Company;

                 (iii)he is not eligible for reinstatement or reemployment or employment with the Company at any time in the future and covenants that he will not seek resumed employment or any other remunerative relationship, including without limitation any form of independent contractor or consultant relationship with the Company; and

                 (iv)this Agreement is not intended, and shall not be construed, as an admission that the Company has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against him.  Masket agrees that this Agreement may only be used as evidence in a subsequent proceeding in which the parties allege a breach of this Agreement.

10.           Masket agrees that he will not disparage or encourage or induce others to disparage the Company.  For the purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements to the press and/or media, the Company or any individual or entity with whom the Company has a business relationship which would adversely affect in any manner (i) the conduct of the business of the Company (including, without limitation, any business plans or prospects) or (ii) the business reputation of the Company.

11.           (a)  Masket agrees that he will reasonably cooperate with the Company and its counsel, taking into account his professional obligations to any subsequent employer and his personal obligations, in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during his employment in which he was involved or of which he has knowledge.

(b)           Masket agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to his employment by the Company, he will give prompt notice of such request to the Company’s general counsel with a copy to the CEO, each at 485 F U.S. Highway 1 South, Iselin, NJ 08830 and, unless required by court order, will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

12.           Masket represents that he has returned (or will return on or prior to the Retirement Date) to the Company all property belonging to the Company, including but not limited to laptop, cell phone, keys, card access to the building and office floors, Employee Handbook, phone card, Rolodex (if provided by the Company), computer user name and password, disks and/or voicemail code.

13.           (a)  The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by any party to any person or entity without the prior written consent of the other party, except if required by law.  Notwithstanding the forego-

ing, Masket may disclose this Agreement to his accountants, attorneys and/or immediate family members, provided that, to the maximum extent permitted by applicable law, rule or regulation, they agree to maintain the confidentiality of this Agreement.  Masket further represent that he has not disclosed the terms and conditions of this Agreement to anyone other than his attorneys, accountants and/or immediate family members.

(b)  Masket hereby acknowledges and reaffirms his continuing obligations under Sections 11, 12 and 13 of the Employment Agreement relating to confidentiality, return of property, developments, noncompetition and nonsolicitation and the Employer’s rights under Section 14 of the Employment Agreement. The Company hereby acknowledges that any all rights Masket has to indemnification or advancement as of the execution of this Agreement shall continue in full force and effect and not be adversely impacted by this Agreement in any respect.

14.           Masket also expressly acknowledge that in the event that a court of competent jurisdiction determines that this Agreement is illegal, void or unenforceable, he agrees to execute a release or waiver that is legal and enforceable.  Additionally, Masket agrees that any breach by him of paragraphs 5, 6, 9, 11, 12 or 13 shall constitute a material breach of this Agreement as to which the Company may seek all relief available under the law.

15.           Except as specifically set forth herein, the Employment Agreement is superseded by this Agreement.

16.           This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

17.           This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of laws.

18.           The parties hereby acknowledge and agree that Masket’s retirement from the Company shall constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”).  Although the Employer does not guarantee the tax treatment of any particular payment or benefit, it is intended that the provisions of this Agreement provide for payments or benefits that either comply with, or are exempt from, Code Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  With regard to any installment payments provided for herein, each installment thereof shall be deemed a separate payment for purposes of Code Section 409A.

FINALLY, MASKET ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ THIS AGREEMENT, KNOWS AND UNDERSTANDS THE AGREEMENT AND HAS SIGNED THIS AGREEMENT AS HIS OWN FREE ACT AND DEED.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates set forth below.

MAIDENFORM, INC.

By:	/s/ Maurice S. Reznik
Maurice S. Reznik
Chief Executive Officer

Date:	January 16, 2009

MAIDENFORM BRANDS, INC.

By:	/s/ Maurice S. Reznik
Maurice S. Reznik
Chief Executive Officer

Date:	January 16, 2009

/s/ Steven N. Masket
Steven N. Masket

Date:	January 16, 2009

On this 16th day of January 2009, before me personally came Steven N. Masket to be known and known to me to be the person described and who executed the foregoing Agreement, and he duly acknowledged to me that he executed the same.

/s/ Bernadette Ruchala
Notary Public Stamp & Seal: